                                   AGREEMENT OF SALE

                                  FOUR TOWER BRIDGE

                                       between

                            FOUR TOWER BRIDGE ASSOCIATES,
                          a Pennsylvania limited partnership

                                         and

                       TOWER BRIDGE LAND HOLDING ASSOCIATES I,
                          a Pennsylvania limited partnership



                                                        Dated:  November 3, 1997

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                                   AGREEMENT OF SALE

                                        INDEX

Section                                                                     Page


1.  PROPERTY BEING SOLD....................................................  1
    1.1  Real Property.....................................................  1
    1.2  Personal Property.................................................  2
    1.3  Leases............................................................  2
    1.4  Right to Names....................................................  2
    1.5  FAR................................................................ 2
    1.6  Perpetual Easement................................................  2
    1.7  Access Easements..................................................  2
    1.8  Sewer Rights......................................................  2

2.  PURCHASE PRICE AND MANNER OF PAYMENT...................................  3
    2.1  Purchase Price....................................................  3
    2.2  Manner of Payment.................................................  3
         2.2.1  Deposit....................................................  3
         2.2.2  Cash Balance...............................................  3
    2.3  Allocation........................................................  3

3.  TITLE..................................................................  3

4.  COVENANTS..............................................................  3
    4.1  Maintenance.......................................................  4
    4.2  Alterations.......................................................  4
    4.3  Lease.............................................................  4
    4.4  Notice to Buyer...................................................  4
    4.5  No New Agreements.................................................  4
    4.6  Tax Disputes......................................................  4

5.  REPRESENTATIONS AND WARRANTIES.........................................  4
    5.1  Seller's Authority For Binding Agreement..........................  5
    5.2  Employment........................................................  5
    5.3  Condemnation......................................................  5
    5.4  No Lawsuits.......................................................  5
    5.5  No Tax Assessments................................................  5
    5.6  Leases............................................................  5
    5.7  Compliance with Law...............................................  5
    5.8  No Leasing Brokers................................................  5
    5.9  Good Title to Premises............................................  6
    5.10 All Taxes and Assessments Paid....................................  6
    5.11 FIRPTA............................................................  6
    5.12 Charges, Fees and Assessments Under Declaration...................  6
    5.13 Rights to Purchase................................................  6

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                                                                           Page
    5.14 Rollback Taxes....................................................  6

6.  POSSESSION.............................................................  6

7.  BUYER'S REVIEW AND APPROVAL OF TITLE AND SURVEY........................  6
    7.1  Title Binder......................................................  6
    7.2  Survey............................................................  7
    7.3  Inspection........................................................  7
    7.4  Buyer's Indemnification for Inspection............................  8

8.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.............................  8

9.  CONDEMNATION...........................................................  8

10. EXPENSE ALLOCATIONS....................................................  9
    10.1 Seller's Payments.................................................  9
    10.2 Buyer's Payments..................................................  9
    10.3 Attorney's Fees...................................................  9
    10.4 Culvert Extension and Estoppel Certificates.......................  9

11. CLOSING................................................................  9
    11.1 Time, Date and Place..............................................  9
    11.2 Documents.........................................................  9
         11.2.1  Seller's Documents and Other Items........................  9
                 11.2.1.1  Deed............................................  9
                 11.2.1.2  Original Licenses, Contract Documents and Other
                           Personal Property...............................  9
                 11.2.1.3  Assignment of Licenses, Contract Documents and
                           Other Personal Property.........................  9
                 11.2.1.4  Assignment of Perpetual Easement................ 10
                 11.2.1.5  Assignment of Sewer Allocation.................. 10
                 11.2.1.6  Assumption of Certain Obligations of Buyer...... 10
                 11.2.1.7  Option Agreement................................ 10
                 11.2.1.8  Sign Easement................................... 10
                 11.2.1.9  Temporary Construction Easement................. 10
                 11.2.1.10 FIRPTA Certificates............................. 10
                 11.2.1.11 Seller's Certificate............................ 10
                 11.2.1.12 Tax Bills....................................... 10
                 11.2.1.13 Tax Reduction Rights............................ 10
                 11.2.1.14 Certificate as to No Additional Environmental
                           Disclosures..................................... 10
         11.2.2    Buyer's Documents....................................... 10
         11.2.3    Assumptions............................................. 11
         11.2.4    Option Agreement........................................ 11
         11.2.5    Title Insurance......................................... 11
         11.2.6    Necessary Documents..................................... 11

                                       ii

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                                                                           Page
12. DEFAULT; REMEDIES...................................................... 11
    12.1 Seller's Default.................................................. 11
    12.2 Buyer's Default................................................... 12

13. CONDITIONS PRECEDENT TO CLOSING........................................ 12
    13.1 Conditions Precedent to Buyer's Obligations....................... 12
         13.1.1    Correctness of Warranties and Representations........... 12
         13.1.2    Compliance with Terms and Conditions.................... 12
         13.1.3    Culvert Extension....................................... 12
         13.1.4    Perpetual Easement Amendment............................ 12
         13.1.5    ASTM Estoppel........................................... 12
         13.1.6    Declaration Estoppel.................................... 13
         13.1.7    Borough Estoppel........................................ 13
         13.1.8    Sewer Authority Estoppel................................ 13
         13.1.9    No Additional Environmental Disclosures................. 13
    13.2 Conditions Precedent to Seller's Obligations...................... 13
         13.2.1    ASTM Estoppel........................................... 13
         13.2.2    Borough Estoppel........................................ 13
         13.2.3    Sewer Authority Estoppel................................ 13

14. PRORATIONS............................................................. 13
    14.1 Expenses.......................................................... 13
         14.1.1    Taxes................................................... 13
         14.1.2    Water and Sewer Charges................................. 14
    14.2 Custom and Practice............................................... 14
    14.3 Application of Prorations......................................... 14
    14.4 Readjustments..................................................... 14

15. BROKERS................................................................ 14

16. ESCROW AGENT........................................................... 14
    16.1 Payment to Seller................................................. 14
    16.2 Notice of Dispute................................................. 14
    16.3 Escrow Subject to Dispute......................................... 14
    16.4 Escrow Agent's Rights and Liabilities............................. 15

17. GENERAL PROVISIONS..................................................... 15
    17.1 Notices........................................................... 15
    17.2 Binding Effect.................................................... 17
    17.3 Entire Agreement.................................................. 17
    17.4 Governing Law..................................................... 17
    17.5 Tender............................................................ 17
    17.6 Execution in Counterparts......................................... 17
    17.7 Further Instruments............................................... 17
    17.8 Time.............................................................. 18
    17.9 Designation of Nominee; Assignment of Agreement................... 18

                                       iii

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                                                                           Page

    17.10     Time for Acceptance.......................................... 18
    17.11     Confidentiality.............................................. 18

18. EXCULPATION............................................................ 18

19. PROPERTY "AS-IS"....................................................... 18
    19.1 No Side Agreements or Representations............................. 18
    19.2 AS-IS PURCHASE.................................................... 19
    19.3 Buyer Representations............................................. 19

20. HAZARDOUS SUBSTANCES................................................... 19
    20.1 Definitions....................................................... 19
    20.2 Seller Environmental Assessments.................................. 20
    20.3 Notices Regarding Hazardous Substances............................ 20
    20.4 Indemnity and Release as to Third Party Claims.................... 20

21. TEMPORARY CONSTRUCTION EASEMENT........................................ 21

22. CONSENT OF PARTNERS.................................................... 21

23. PARCEL "H"............................................................. 21


                                       EXHIBITS

Exhibit "A"        -    Legal Description
Exhibit "B"        -    Permitted Exceptions
Exhibit "C"        -    Form of Option Agreement
Exhibit "D"        -    Form of ASTM Estoppel
Exhibit "E"        -    Form of Borough Estoppel
Exhibit "F"        -    Form of Sewer Estoppel


                                      SCHEDULES

Schedule 2.3       -    Allocation of Purchase Price
Schedule 5.3       -    Condemnation
Schedule 20.2      -    Environmental Assessments

                                  AGREEMENT OF SALE
                                  Four Tower Bridge


         AGREEMENT OF SALE made this 3rd day of November, 1997, between FOUR TOWER BRIDGE ASSOCIATES, a Pennsylvania limited partnership, its assignee or nominee ("Buyer"), and TOWER BRIDGE LAND HOLDING ASSOCIATES I, a Pennsylvania limited partnership ("Seller").


                                      BACKGROUND

         The Background of this Agreement is as follows:

         A. Seller is the owner of two (2) certain parcels of land consisting of Parcel "J" on the south side of the Conrail right-of-way and Parcel "F" Lot 2 on the north side of the Conrail right-of-way, which latter parcel contains approximately 1.938 net acres and is commonly known as the Four Tower Bridge development site in the Borough of West Conshohocken (the "Borough"), Montgomery County, Pennsylvania. Such Parcels are depicted on the Tower Bridge Consolidation and Subdivision Plan II prepared by Greiner Engineering Sciences, Inc. dated 5/24/88 and last revised 4/27/94, which Plan is recorded with the Recorder of Deeds in and for Montgomery County, Pennsylvania (the "Montgomery Recorder") at Plan Book A-54, page 480-481 (the "Subdivision Plan"); and

         B. Seller desires to sell to Buyer and Buyer desires to purchase from Seller the property and the development rights referred to in this Agreement, upon the terms and conditions set forth herein.


                                 TERMS AND CONDITIONS

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with the preceding Background paragraphs incorporated by reference, the parties hereto, intending to he legally bound hereby, covenant and agree as follows:

         1. PROPERTY BEING SOLD. Seller shall sell, transfer and convey to Buyer on the Closing Date (as defined in Section 11.1 below),

              1.1 Real Property. Fee simple interest in Parcels "J" and "F" Lot 2 located in the Borough, all as more fully described on Exhibit "A", the improvements now constructed thereon and all of the easements, licenses, rights of way, privileges, hereditaments, appurtenances, and rights to any land lying in the beds of any street, road or avenue, open or proposed, adjoining thereto, and inuring to the benefit of said land (hereinafter collectively referred to as the "Premises"); provided, however, title to Parcel "J" shall be subject to the right and easement of Seller and its assignees (including, without limitation, the owners of all parcels at Tower Bridge on the north side of the Conrail right-of-way) to construct and maintain signage relating to other parcels at Tower Bridge pursuant to an easement agreement prepared by Buyer's counsel and in form and substance satisfactory to Seller and Seller's counsel to be entered into at Closing. The sign easement shall also encumber Parcel "H" referred to in Section 23 hereof.

              1.2 Personal Property. All right, title and interest of Seller, if any, in all assignable intangible personal property used in connection with the ownership, development of the Premises, including without limitation, all contract rights, guaranties and warranties of any nature, all architects', engineers', surveyors' and other real estate professionals' plans, specifications, certifications, contracts, reports, data or other technical descriptions, reports or audits relating to the Premises (including, without limitation, all environmental, structural and mechanical inspection reports) ("Contract Documents"), all state, county and municipal governmental, quasi-governmental permits, licenses, certificates, and approvals and correspondence related thereto to be used or which will be useful in connection with the development of the Premises ("Licenses") and all of Seller's rights, claims, and causes of action if any, to the extent they are assignable, under any warranties and/or guarantees relating to the improvements on the Premises (hereinafter collectively referred to as "Personal Property").

              1.3 Leases. All right, title and interest of Seller in any letters of intent to lease any part of the Premises (the "Letters of Intent").

              1.4 Right to Names. All right, title and interest of Seller, if any, in and to the name "Four Tower Bridge" (the "Name") and the non-exclusive right to all printing styles, trademarks and logos used in connection with the Name; provided, however, Seller shall retain the non-exclusive right to the name "Tower Bridge" and any variations thereof other than "Four Tower Bridge".

              1.5 FAR. The right to utilize 81,700 square feet of floor area for the gross building area of improvements to be constructed on the Premises (the "FAR"), subject to the requirement that, if required, Buyer shall join Seller and its affiliates in the execution of any common or consolidated subdivision plan which allocates FAR in the manner provided in this Section 1.5. Buyer shall have the right to increase the FAR being constructed on the Premises and included under this Agreement by not more than five percent (5%) by giving Seller written notice thereof before Closing, in which case, the Purchase Price (as defined in Section 2.1 below) will be increased by $32 per gross square foot of FAR being sold to Buyer in excess of 81,700 square feet. Buyer will have the right to purchase such additional FAR within six (6) months after closing by payment of the required amount, and Seller will join in an instrument of record confirming the conveyance of such additional FAR simultaneously with receipt of such payment.

              1.6 Perpetual Easement. All right, title and interest of Seller in and to the easement granted in the Perpetual Easement Agreement dated May 2, 1994 from the Borough to Seller and recorded with the Montgomery Recorder in Deed Book 5076, Page 2327 relating to the cul-de-sac to the west of Parcel "F", Lot 2 (the "Perpetual Easement") as the same may be amended pursuant to the provisions of Section 13.1.4 below.

              1.7 Access Easements. Temporary easements for vehicular and pedestrian access over the bridge and Bullock Avenue Extension as shown on the Subdivision Plan until the same have been dedicated to and accepted by the Borough (the "Access Easements").

              1.8 Sewer Rights. The right to use 2,733 GPD average daily flow of sewer capacity (the "Sewer Allocation") reserved under the Agreement dated July 18, 1988 by and among the West Conshohocken Municipal Authority (the "Sewer Authority"), Tower Bridge Associates, Seller, Tower Bridge Land Holding Associates II ("TBLHAII"), Tower Bridge Land Holding Associates III ("TBLHAIII") and Four Falls Associates ("Four Falls") (the "Sewer Agreement"), subject to the obligation to pay any unpaid fees allocable to such sewer capacity and subject to the assumption by Buyer of any unperformed obligations by Seller under the Sanitary Sewer Construction Agreement dated May 4, 1994 by and between the Sewer Authority and Seller (the "Sewer Construction Agreement"), as the same relate to the Premises.

              The Premises, the Personal Property, the Letters of Intent, the Name, the FAR, the Perpetual Easement, the Access Easements and the Sewer Allocation are sometimes hereinafter collectively referred to herein as the "Property". The Property shall not include any right, title and interest in or to any award, claim or right to award for any condemnation of any interest in any part of the Property prior to the date of this Agreement.

         2.   PURCHASE PRICE AND MANNER OF PAYMENT.

              2.1  Purchase Price.  Buyer shall pay the total sum of Two
Million Six Hundred Fourteen Thousand ($2,614,000) Dollars (hereinafter referred to as the "Purchase Price") subject to adjustment, on a per diem basis. The Purchase price is also subject to adjustment pursuant to Section 1.5 above if Buyer increases the amount of FAR included in the sale.

              2.2 Manner of Payment. The Purchase Price shall be paid in the following manner:

                   2.2.1 Deposit. By delivery, upon Seller's execution and delivery of this Agreement, of Buyer's good check in the amount of One Hundred Fifty Thousand ($150,000) Dollars to Lawyers Title Corporation (hereinafter referred to as "Escrow Agent" or "Escrowee"). This sum and any other sums paid by Buyer to the Escrow Agent under this Agreement and any interest earned thereon (such amounts so deposited and any interest earned thereon are hereinafter referred to as the "Deposit") shall be held by Escrow Agent in a segregated money market mutual fund with assets in excess of One Billion Dollars ($1,000,000,000) at an institution to be designated by Buyer until termination or consummation of this Agreement. The Deposit shall be credited to Buyer at Closing, or paid to the party otherwise entitled thereto in the event of the termination of this Agreement prior to Closing.

                   2.2.2 Cash Balance. The balance by delivery to the Seller on the Closing Date, by wire transfer of immediately available funds, in the amount of $2,464,000, subject to adjustment as herein provided.

              2.3 Allocation. The Purchase Price shall be allocated among the assets set forth in Section 1 above in the manner provided on Schedule 2.3 attached hereto.

         3. TITLE. On the Closing Date, Seller shall convey to Buyer good and marketable fee simple title to the Premises subject only to those rights of way, easements, covenants restrictions, and objections to title (hereinafter "Permitted Exceptions") listed on Exhibit "B" hereto and such other matters as shall be disclosed by the Title Binder (as defined in Section 7.1 below), unless identified by Buyer as "Title Objections" as hereinafter provided, which title shall be insurable at regular rates by a reputable title insurance company ("Title Company") under an ALTA 1970 Form B (Revised 10/17/70 and 3/30/84) title insurance policy or such other form of title policy customarily issued by the Title Company ("Title Policy"), with such endorsements and affirmative insurance reasonably requested by Buyer.

         4. COVENANTS. In addition to the covenants contained in the other Sections of this Agreement, Seller covenants that it shall:

              4.1 Maintenance. At all times prior to the Closing Date, maintain the improvements now constructed on the Premises in good condition and repair, reasonable wear and tear alone excepted, and pay in the normal course of business prior to Closing, all sums due for work, materials or service furnished or otherwise incurred in the ownership and operation of the Premises prior to Closing.

              4.2 Alterations. Not make or permit to be made any alterations, improvements or additions to the improvements now constructed on the Premises without the prior written consent of Buyer, unless Seller shall be required to do so by the Declaration (as defined in Section 13.1.3) or by applicable law or ordinance.

              4.3 Lease. Not enter into any lease or letter of intent to lease with respect to the Premises.

              4.4 Notice to Buyer. Notify Buyer promptly of the occurrence of any of the following from and after this date:

                   (a) receipt of notice of eminent domain proceedings or condemnation of or affecting the Premises or any portion thereof;

                   (b) receipt of notice from any governmental or quasi-governmental agency or authority or insurance underwriter relating to the condition of the Premises, or any portion thereof, or setting forth any requirements with respect thereto; or

                   (c) notice of any actual or threatened litigation against Seller which affects or relates to the Premises or any portion thereof or which may affect Seller's ability to perform its obligations under this Agreement.

              4.5 No New Agreements. Except for agreements which can be terminated on not more than thirty (30) days notice, not enter into any other agreements which shall bind Buyer or the Premises after Closing.

              4.6 Tax Disputes. Notify buyer of any tax assessment disputes (pending or threatened) prior to Closing, and not agree to any changes in the real estate tax assessment, nor settle, withdraw or otherwise compromise any pending claims with respect to prior tax assessments, without Buyer's prior written consent.

         5. REPRESENTATIONS AND WARRANTIES. In order to induce Buyer to enter into this Agreement, Seller hereby represents and warrants to Buyer that the following representations and warranties are true now and will be true at Closing with only such changes as may occur in the ordinary course of business which do not materially adversely affect the value or utility of the Property for Buyer's intended purpose. As used herein, the phrases "to the best of Seller's knowledge", "to Seller's knowledge" or phrases of similar meaning shall mean to the actual and direct knowledge, without the duty of inquiry, of Craig Snyder, John Markey and/or Coleman Benedict, officers or representatives of Provestco, Inc. and TB Land Associates Limited Partnership, general partners of Seller, and shall not include any actual knowledge of any officer, employee, contractor, agent or representative of Oliver Tower Land Holding Associates, Oliver Tyrone Pulver Corporation or any affiliate of either of them. Similarly, any reference herein to receipt of notice or references of similar meaning shall refer only to those written notices received by Craig Snyder, John Markey and/or Coleman Benedict.

              5.1 Seller's Authority For Binding Agreement. Seller is a limited partnership duly organized and validly subsisting under the laws of Pennsylvania. Seller has full power, right and authority to own its properties, to carry on its business as now conducted, and to enter into and fulfill its obligations under this Agreement. Each of the persons executing this Agreement on behalf of Seller is authorized to do so. This Agreement is the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms. The execution and delivery of this Agreement and compliance with its terms will not conflict with or result in the breach of any law, judgement, order, writ, injunction, decree, rule or regulation, or conflict with or result in the breach of any other agreement, document or instrument to which Seller is a party or by which it or the Property is bound or affected.

              5.2 Employment. There are no persons employed by Seller in connection with the Premises.

              5.3 Condemnation. Except as provided in Schedule 5.3 hereto, there are no condemnation or eminent domain proceedings pending with regard to any part of the Property, and to the best of Seller's knowledge, no such proceedings are proposed.

              5.4 No Lawsuits. There are no claims, lawsuits or proceedings pending, or to the best of the Seller's knowledge, threatened against or relating to the Property, or which could affect them, or either of them, in any court or before any governmental agency, other than applications and proceedings initiated by or on behalf of Buyer relating to the extension of the culvert over Aramingo Creek and the development of the Premises.

              5.5 No Tax Assessments. Except for improvements hereafter to be made pursuant to that certain Application and Agreement dated May 2, 1994 by and between Seller and the Borough, as supplemented by a letter dated April 14, 1994 (with respect to Ballimingo Road) from Douglas Murray to the Borough (the "Development Agreement"), the Sewer Construction Agreement and the Open Space Agreement (as defined in Section 11.2.1 below), there are no public improvements in the nature of off-site improvements, or otherwise, which have been ordered to be made and/or which have not heretofore been assessed, and, to Seller's knowledge, there are no special or general assessments currently affecting or pending against the Property.

              5.6 Leases. There are no oral or written leases, licenses or rights of occupancy or grants or claims of right, title or interest in any portion of the Premises or outstanding letters of intent to lease the Premises, or any portion thereof except Permitted Exceptions.

              5.7 Compliance with Law. To the best of Seller's knowledge, there are no outstanding notices of any violations issued by governmental authority having jurisdiction over the Property. The zoning classification of the Property is "O-1" as to Parcel "F", Lot 2 and "R-2" as to Parcel "J".

              5.8 No Leasing Brokers. There are no commissions or other considerations due to any brokers or other persons relating to the leasing of the Premises or any part thereof which would be binding on Buyer.

              5.9 Good Title to Premises. Seller holds good and marketable, indefeasible fee simple title to the Premises, free and clear of liens and encumbrances, other than the lien of security interests securing any existing mortgage loans which shall be paid and discharged at or before Closing, and the

Permitted Exceptions, if any. Seller makes no representations as to the title to the Property other than the Premises and shall assign and convey the same to Buyer without warranty.

              5.10 All Taxes and Assessments Paid. Seller will have paid prior to Closing, all taxes and assessments, including assessments payable in installments, which are to become due and payable and/or a lien on the Premises, except for taxes for the current year which shall be prorated at Closing.

              5.11 FIRPTA. Seller is not a "foreign person" as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1954, as amended (the "Code").

              5.12 Charges, Fees and Assessments Under Declaration. Any and all charges, fees and assessments payable by or chargeable against the Premises under the Declaration which are payable by Seller have been paid, except for charges for the current period, if any, which shall be prorated at Closing.

              5.13 Rights to Purchase. There are no outstanding agreements, options, rights of first refusal, conditional sales agreements or other agreements or arrangements, whether oral or written, regarding the purchase and sale of the Property, or which otherwise affect any portion of or all the Property, except rights among the partners of Seller pursuant to Seller's partnership agreement which shall be deemed waived by the execution of this Agreement by the general partners of Seller.

              5.14 Rollback Taxes. The Property is not subject to any roll-back or agricultural taxation or other tax abatement program which would result in taxes being assessed against the Property for a prior period as a result of the sale contemplated hereby. Any previously assessed roll-back taxes payable in connection with Seller's development of the Property have been paid in full.

         6. POSSESSION. Possession of the Premises is to be given to Buyer on the Closing Date, by delivery of the Deed.

         7.   BUYER'S REVIEW AND APPROVAL OF TITLE AND SURVEY.

              7.1 Title Binder. Within five (5) business days after Buyer's receipt of a fully executed copy of this Agreement from Seller, Buyer shall secure a current title commitment (the "Title Binder") from the Title Company, and shall have until the Inspection Period Expiration Date (as hereinafter defined) to examine the condition of title, including the terms and provisions of all items and documents referred to in the Title Binder, and all information regarding title as disclosed on the Survey (as defined in Section 7.3 below), and to approve or disapprove the same. If Buyer shall disapprove the condition of title, such disapproval shall be set forth in a written notice given to Seller (the "Disapproval Notice") on or before the Inspection Period Expiration Date (as defined in Section 7.3 below) identifying the condition of title to the Premises or any of the terms, provisions or contents of said items, documents or Survey which are disapproved by Buyer (the "Title Objections"). Subject to the provisions of the succeeding portion of this Section 7.1, Seller shall have until the date which is ten (10) days after the date of the Disapproval Notice (the "Title Cure Expiration Date") in which to cure or eliminate all items which Buyer disapproves in the Disapproval Notice, and to furnish evidence satisfactory to Buyer and the Title Company that all such items have been cured or eliminated or that arrangements have been made with the Title Company and any parties in interest to cure or eliminate the same at or prior to the Closing.
If Seller fails to remove any Title Objection in accordance with the provisions of the immediately preceding sentence, Buyer, nevertheless, may elect at or prior to the Closing as its sole and exclusive remedy either (a) to consummate the transaction provided for in this Agreement subject to any such Title Objection(s) as may exist as of the Closing with a credit against the Purchase Price equal to the sum necessary to remove any Title Objection(s) of a fixed or ascertainable amount up to $100,000 (except there shall be no dollar limitation with respect to mortgage liens or liens hereafter created by Seller), but with no other diminution of or adjustment to the Purchase Price, or (b) terminate this Agreement by notice in writing to Seller, whereupon the Deposit shall be immediately refunded to Buyer, and this Agreement shall be null and void, and the parties hereto shall be relieved of all further obligations and liability under this Agreement except as set forth in Section 7.4 below.

              7.2 Survey. Promptly upon the receipt of a fully executed copy of this Agreement from Seller, Buyer shall, at Buyer's sole expense, order a current or updated survey of the Premises (the "Survey"), prepared by a duly licensed land surveyor acceptable to Buyer. The Survey shall, at Buyer's election, show the location on the Premises of all buildings and improvements, building and set-back lines, easements, rights-of-way, encroachments, elevations between public roads providing access to the Premises, and the boundary of the Premises, and other such matters affecting the Premises whether physically apparent from the ground, of record in public offices, or otherwise, and shall contain a legal description of the boundaries of the Premises by metes and bounds which shall include a reference to the recorded plat, if any. The surveyor shall certify to Buyer, Seller and to the Title Company and to any lender making a loan to Buyer secured by the Premises that the Survey is correct and was made on the ground; and that there are no visible discrepancies, conflicts, encroachments, overlapping of improvements, violations of set-back lines, easements, rights-of-way or other such matters affecting the Property except as are shown on the Survey, and that the Survey conforms to all ACTA/ACSM and Pennsylvania Land Title Association standards and requirements for a Class A Survey. Any and all recorded matters shown on said Survey shall be legibly identified by appropriate volume and page recording references with dates of recording noted. Buyer shall have until the Inspection Period Expiration Date to approve or disapprove the material contained thereon. If Buyer shall disapprove such Survey, such disapproval shall be set forth in a Disapproval Notice as hereinabove provided in Section 7.1, and the provisions of Section 7.1 with respect to Disapproval Notices shall apply.

              7.3 Inspection. For a period (the "Inspection Period") commencing on the second (2nd) business day next following the date upon which Buyer shall receive from Seller a fully-executed counterpart of this Agreement, and expiring seventy-five (75) days thereafter (such date is herein referred to as the "Inspection Period Expiration Date"), Buyer shall have the right to have performed a full and complete physical inspection and audit of the Property, and Seller shall cooperate with Buyer and shall furnish to Buyer such information, materials and documents in Seller's possession and are related to the Property as Buyer may reasonably request to assist in Buyer's inspection and review. The inspection and audit of the Property's condition shall include, without limitation, such environmental and engineering inspections, reviews and assessments that Buyer deems appropriate. If Buyer, at Buyer's sole and absolute discretion, shall find any such inspection(s) and audit(s) to be unsatisfactory for any reason whatsoever, or determines that it will be unable to satisfy the conditions set forth in Section 13.1 hereof at or prior to Closing, or determines that it will be unable to obtain all licenses and approvals for development and use of the Property for Buyer's intended purpose, Buyer shall have the right, at its option, to terminate this Agreement by written notice given to Seller on or before the Inspection Period Expiration Date, and upon such termination, the Deposit shall be immediately refunded to the Buyer, and thereupon the parties hereto shall have no further liabilities one to the other with respect to the subject matter of this Agreement except as set forth in
Section 7.4 below.

              7.4 Buyer's Indemnification for Inspection. If the transaction contemplated by this Agreement does not close for any reason other than Seller's willful refusal to close, Buyer shall, at Buyer's expense, to the extent practicable, restore the Premises to its condition prior to Buyer's entry. Whether or not the transaction closes and regardless of the reason therefor, Buyer agrees to indemnify and save harmless Seller, its partners and the directors, officers, employees and agents of Seller and/or its partners, against all loss, cost, expense, damage, claim and liability which may be imposed upon or incurred by Seller arising directly from or out of any act of Buyer or any of its agents, employees and/or contractors occurring on the Premises during Buyer's inspection of same as provided in this Section 7. If any claim, action or proceeding shall be made or commenced, as the case may be, against Seller as to which the indemnification provided for in this Section may be applicable, Seller shall give Buyer prompt notice thereof and shall afford Buyer the opportunity, at Buyer's sole cost and expense, to resist or defend against such claim, action or proceeding by counsel selected by Buyer, provided that Buyer shall within thirty (30) days of notice of any such claim, action or proceeding, notify Seller of its election so to resist and defend, and Seller shall not settle the same without Buyer's consent. This indemnity shall survive the Closing or termination of this Agreement. Prior to any entry by Buyer or any of its agents, employees or contractors on to the Property, Buyer shall provide an insurance certificate to Seller showing general liability insurance with a responsible insurance company with limits of at least $1,000,000 per occurrence, combined single limit, and naming Seller as an additional insured.

         8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer and Seller set forth herein shall survive Closing and delivery of the deed for a period of six (6) months. Notwithstanding anything in this Agreement to the contrary, if Seller or Buyer discovers prior to Closing that a representation or warranty made herein by the other was untrue, incorrect or misleading in any respect, such representation or warranty shall be deemed modified by the information so discovered and Seller or Buyer, as the case may be, shall only be entitled to rely on the representation or warranty as so modified.

         9. CONDEMNATION. If between the date hereof and the Closing Date, all or any portion of the Premises is taken by condemnation or eminent domain or a notice of any condemnation or eminent domain proceedings with respect to the Premises or any part thereof is received by Seller, then Seller shall within five (5) days thereafter give notice thereof to Buyer and Buyer shall have the option to (a) complete the purchase hereunder or (b) if such taking, in Buyer's sole and absolute discretion, adversely affects the Premises, its economic viability or its potential for development as contemplated by Buyer, terminate this Agreement, in which event the Deposit shall be immediately refunded to Buyer, and this Agreement shall be null and void. Buyer shall deliver written notice of its election to the Seller within ten (10) days after the date upon which the Buyer receives written notice of such condemnation or eminent domain proceedings. If this Agreement is not so terminated and Buyer closes hereunder, Buyer shall be entitled to all awards or damages by reason of any exercise of the power of eminent domain or condemnation with respect to or for the taking of the Premises or any portion thereof occurring after the execution of this Agreement. Any negotiation for, or agreement to, and all contests of any offers and awards relating to eminent domain proceedings occurring after the execution of this Agreement shall be conducted with the joint approval and consent of Seller and Buyer.

         10.  EXPENSE ALLOCATIONS.

              10.1 Seller's Payments. Seller shall pay for one-half of all applicable realty transfer taxes related to the execution, delivery and recording of the Deed.

              10.2 Buyer's Payments. Buyer shall pay for one-half of all applicable realty transfer taxes, for Buyer's title examination, and survey (if obtained), for all recording charges (other than charges related to existing mortgage financing, if any, which shall be discharged at Closing at Seller's expense), and for Buyer's title premiums.

              10.3 Attorney's Fees. Buyer and Seller shall be responsible for paying their own attorney's fees in connection with this transaction.

              10.4 Culvert Extension and Estoppel Certificates. Buyer agrees that Buyer shall be responsible for all fees and expenses incurred in connection with the obtaining of the Culvert Extension over Aramingo Creek and for the obtaining of all estoppel certificates required by Section 13 of this Agreement.

         11.  CLOSING.

              11.1 Time, Date and Place. The closing ("Closing") on the sale of the Property shall take place at a time and date (the "Closing Date") specified by Buyer in writing to Seller at least ten (10) days prior to the specified Closing Date, but in any event no later than thirty (30) days next following the Inspection Period Expiration Date, at the offices of Pepper, Hamilton & Scheetz, 3000 Two Logan Square, Eighteenth & Arch Streets, Philadelphia, PA, commencing at 10:00 a.m.

              11.2 Documents. At Closing, the parties indicated shall simultaneously execute and deliver the following:

                   11.2.1 Seller's Documents and Other Items. Seller shall execute and deliver or cause to be executed and delivered to Buyer in proper form for recording:

                        11.2.1.1 Deed. A special warranty deed prepared by Buyer's counsel in form and substance acceptable to Seller (the "Deed"), conveying the Premises and FAR to Buyer and granting Buyer the Access Easements, duly executed by Seller for recording. The Deed description shall be based upon the metes and bounds description attached as Exhibit "A", unless Buyer requests that Seller convey the Premises by the metes and bounds description shown on a new ALTA survey, if any, obtained by Buyer, in which event the Premises shall be so conveyed.

                        11.2.1.2  Original Licenses, Contract Documents and
Other Personal Property.   All original Licenses, Contract Documents, and other
Personal Property described in Section 1.2 of this Agreement.

                        11.2.1.3 Assignment of Licenses, Contract Documents and Other Personal Property. An assignment agreement prepared by Buyer's counsel, in form and substance acceptable to Seller, assigning, conveying and transferring to Buyer without warranty the Licenses, Contracts Documents and Other Personal Property, including, specifically, the Names.

                        11.2.1.4 Assignment of Perpetual Easement. An assignment agreement prepared by Buyer's counsel, in form and substance acceptable to Seller, assigning, conveying and transferring to Buyer without warranty the Perpetual Easements.

                        11.2.1.5 Assignment of Sewer Allocation. The assignment to Buyer of 2,700 GPD average daily flow of sewer capacity.

                        11.2.1.6 Assumption of Certain Obligations of Buyer. The assumption by Buyer of all unperformed obligations of Seller (if any) under:
(a) the Declaration,(b) the Application and Agreement Relating to Traffic Plan for West Conshohocken dated February 5, 1987 by and among Four Falls, Oliver Tyrone Pulver Corporation and the Borough, as amended December 12, 1989, July 30, 1990, December 30, 1992 and April 14, 1994(the "Traffic Agreement"), but only as to such requirements, if any, imposed as a result of the development of the Premises and the land sold by Seller to ASTM,(c) the Development Agreement relating to the development of the ASTM project and Four Tower Bridge,(d) the Sewer Construction Agreement and (e) the Agreement dated February 13, 1989 by and among the Borough, Seller and TBLHAII, as amended by First Amendment to Open Space Agreement dated May 2, 1994, but only as to obligations related to the Premises and the land sold by Seller to ASTM.

                        11.2.1.7  Option Agreement.  Executed counterpart
copies of an Option Agreement (the "Option Agreement") in the form attached hereto as Exhibit "C" with respect to the land owned by TBLHAII duly executed by TBLHAII.

                        11.2.1.8 Sign Easement. The Sign Easement referred to in Section 1.1 hereof.

                        11.2.1.9 Temporary Construction Easement. The Temporary Construction Easement referred to in Section 21 hereof.

                        11.2.1.10 FIRPTA Certificates. All certificate(s) required under Section 1445 of the Code.

                        11.2.1.11 Seller's Certificate. A title company's Seller's Certificate in customary form and such organizational documents as the Title Company may require.

                        11.2.1.12 Tax Bills. Current tax bills and, if available, tax bills for each of the years of Seller's ownership of the Property;

                        11.2.1.13 Tax Reduction Rights. An instrument assigning to Buyer without warranty any claims for the reduction of real or personal property taxes assessed against any portion of the Property for the fiscal year in which the Closing takes place; any refund for such year shall be prorated when received;

                        11.2.1.14 Certificate as to No Additional Environmental Disclosures. The Certificate referred to in Section 13.1.9.

                   11.2.2 Buyer's Documents. Buyer shall deliver or cause to be delivered to Seller:

                        11.2.2.1 The amounts required to be paid to Seller pursuant to this Agreement;

                        11.2.2.2 Copies of the estoppel certificate referred to in Sections 13.1.4 and 13.1.5 below, duly executed as provided therein.

                   11.2.3 Assumptions. Executed original counterparts of the assumptions by Buyer referred to in Section 11.2.1.6 above.

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

                   11.2.4 Option Agreement. Executed original counterparts of the Option Agreement, executed by Buyer, as referred to in Section 11.2.1.7 above.

                   11.2.5 Title Insurance. As a condition to Buyer's obligations at Closing, Title Company shall furnish Buyer at Closing with the Title Policy, in the form approved by Buyer pursuant to Section 3, in the full amount of the Purchase Price, wherein the Title Company shall insure fee simple title to the Property in Buyer or its designee as of the Closing Date containing no exceptions to title other than Permitted Exceptions and those other exceptions which have been approved by Buyer pursuant to Section 3 hereof and providing the title endorsements specified by Buyer.

                   11.2.6 Necessary Documents. Buyer and Seller shall execute and deliver such other documents and instruments as may be reasonably necessary to complete the transaction contemplated by this Agreement.

         12.  DEFAULT; REMEDIES

              12.1 Seller's Default. In the event that any of Seller's representations, warranties or covenants contained in this Agreement are untrue or if Seller shall have failed to have performed any of the covenants and/or agreements contained in this Agreement which are to be performed by Seller, on or before the date set forth in this Agreement for the performance thereof, or if any of the conditions precedent to Buyer's obligation to consummate the transaction contemplated by this Agreement shall have failed to occur, Buyer may, at its option, terminate this Agreement by giving written notice of such termination to Seller and Seller shall immediately thereafter return the Deposit, and thereupon, subject to the provisions of Section 12.3 below, the parties shall have no further liability to each other hereunder except as provided in Section 7.4 above. In the alternative, in the event of Seller's willful default and refusal to close hereunder, Buyer may seek specific performance of Seller's obligations; provided however, any complaint seeking such specific performance must (a) allege with specificity Seller's wilful default and refusal to close under this Agreement on the Closing Date; (b) allege with specificity that Buyer had sufficient funds to close the transaction on the Closing Date; and (c) allege that as of the date of the filing such complaint seeking specific performance, sufficient funds continue to be available to Buyer and will be available to Buyer for at least thirty-one (31) days following the entry of an order by a court of competent jurisdiction requiring specific performance by Seller under this Agreement. In the event Buyer terminates this Agreement after a willful default of Seller, Seller shall reimburse Buyer for its actual out-of-pocket costs incurred in connection with the entering into of this Agreement and Buyer's inspection of the Premises. Buyer acknowledges and agrees that, except as set forth in the immediately preceding sentence, under no circumstances shall Buyer have any right to seek or collect damages from Seller, its partners or the officers, directors, employees, agents or contractors of any of them, whether actual, punitive, consequential or otherwise as a result of Seller's failure or refusal to close hereunder and/or as a result of the specific performance hereof.

              12.2 Buyer's Default. Buyer recognizes that the Property will be removed by Seller from the market during the existence of this Agreement and that if this purchase and sale is not consummated because of Buyer's default Seller shall be entitled to compensation for such detriment. Seller and Buyer acknowledge that it is extremely difficult and impracticable ascertain the extent of the detriment, and to avoid this problem, Seller and Buyer agree that if the purchase and sale contemplated in this Agreement is not consummated because of Buyer's default under this Agreement, Seller shall be entitled to retain the Deposit as liquidated damages. The parties agree that the sum stated above as liquidated damages shall be in lieu of any other relief to which Seller might otherwise be entitled, Seller hereby specifically waiving any and all

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

rights which it may have to damages or specific performance as a result of Buyer's default under this Agreement.

         13.  CONDITIONS PRECEDENT TO CLOSING.

              13.1 Conditions Precedent to Buyer's Obligations. The obligations of Buyer hereunder are subject to the fulfillment of the following conditions prior to or on the Closing Date (any one of which may be waived in whole or in part by Buyer at or prior to the Closing) and in the event any of the conditions are not complied with, Buyer may terminate this Agreement by notifying Seller and Escrow Agent and thereupon shall be returned the Deposit and thereafter this Agreement shall be null and void except as set forth in
Section 7.4 above:

                   13.1.1    Correctness of Warranties and Representations.
The warranties and representations made by Seller in this Agreement (and not as deemed modified by Section 8 hereof) shall remain true and correct on the Closing Date as though such representations and warranties were made on the Closing Date, except for changes in the ordinary course of business which do not materially adversely affect the value and utility of the Property for Buyer's intended purposes. Each such representation and warranty shall be deemed to have been restated as of such Closing Date, except as aforesaid.

                   13.1.2 Compliance with Terms and Conditions. Seller shall have performed and complied with all of the terms and conditions required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

                   13.1.3    Culvert Extension.   Buyer shall have obtained, at
Buyer's sole cost and expense, all permits required to extend the Aramingo Creek Culvert from its present location northwestwardly toward the Schuylkill River to a new head wall to be constructed by Buyer in order to allow the Service Road, as defined in that certain Declaration of Easements and Protective Covenants (the "Declaration") by and among Seller, TBLHAII and American Society for Testing and Materials ("ASTM"), recorded in Deed Book 5076, Page 2342 with the Montgomery Recorder to be completed in accordance with such Declaration and to otherwise permit the construction of Buyer's building in accordance with the approved land development plans.

                   13.1.4 Perpetual Easement Amendment. The Borough has agreed to amend the Perpetual Easement in a manner satisfactory to Buyer curing deficiencies therein and permitting Buyer to use the Perpetual Easement for driveway and parking purposes.

                   13.1.5 ASTM Estoppel. Buyer shall have obtained, at Buyer's sole cost and expense, an estoppel certificate addressed to Buyer, Seller and TBLHAII executed by ASTM (the "ASTM Estoppel") in substantially the form and substance attached hereto as Exhibit "D".

                   13.1.6 Declaration Estoppel. Seller and TBLHAII shall have executed and delivered to Buyer an estoppel addressed to Buyer to the effect set forth in Section 21 of the Declaration.

                   13.1.7 Borough Estoppel. Buyer shall have obtained, at Buyer's sole cost and expense, an estoppel certificate from the Borough addressed to Seller and Buyer executed by the President of the Borough Council, Building or Zoning Officer or Solicitor of the Borough (the "Borough Estoppel") in substantially the form and substance attached hereto as Exhibit "E".

                   13.1.8 Sewer Authority Estoppel. Buyer shall have obtained, at Buyer's sole cost and expense, an estoppel from the Sewer Authority (the "Sewer Authority Estoppel") addressed to Buyer and Seller and in substantially the form and substance attached hereto as Exhibit "F".

                   13.1.9 No Additional Environmental Disclosures. Seller shall not have made any disclosures to Buyer after the Inspection Period Expiration Date of the release or existence of any Hazardous Substances at, on or under the Property which had not been previously disclosed to Buyer and shall have delivered to Buyer at Closing a certificate to such effect.

              13.2 Conditions Precedent to Seller's Obligations. The obligations of Seller hereunder are subject to the fulfillment of the following conditions prior to or on the Closing Date (any one of which may be waived in whole or in part by Seller at or prior to the Closing) and in the event any of the conditions are not satisfied, Seller may terminate this Agreement by notifying Buyer and Escrow Agent and thereupon shall be returned the Deposit and thereafter this Agreement shall be null and void except as set forth in Section
7.4 above.

                   13.2.1 ASTM Estoppel. ASTM has executed and delivered the ASTM estoppel, an original copy thereof has been delivered to Seller and the ASTM Estoppel is in substantially the form attached hereto as Exhibit "D".

                   13.2.2 Borough Estoppel. A representative of the Borough has executed and delivered the Borough Estoppel, an original copy thereof has been delivered to Seller and the Borough Estoppel is in substantially the form attached hereto as Exhibit "E".

                   13.2.3 Sewer Authority Estoppel. The Sewer Authority has executed and delivered the Sewer Authority Estoppel, an original copy thereof has been delivered to Seller and the Sewer Authority Estoppel is in substantially the form attached hereto as Exhibit "F".

         14.  PRORATIONS.

              14.1 Expenses. The following items shall be prorated at Closing, as of midnight of the day immediately preceding Closing (the "Adjustment Date"):

                   14.1.1 Taxes. Real estate and personal property taxes, if any, on the basis of the fiscal year for which assessed. If the Closing shall occur before the tax rate or assessment is fixed, the apportionment of such real estate and personal property taxes at the Closing shall be upon the basis of the tax rate for the next preceding year applied to the latest assessed valuation. Final adjustment will be made upon the actual tax amount, when determined.

                   14.1.2 Water and Sewer Charges. Water and sewer charges if applicable based upon meter readings to be obtained by Seller effective as of the Adjustment Date, or if not so obtainable, a date not more than ten (10) days prior to the Adjustment Date, and the unfixed meter charges based thereon for the intervening period shall be apportioned on the basis of such last reading. Upon the taking of a subsequent actual reading, such apportionment shall be readjusted and Seller or Buyer, as the case may be, will promptly deliver to the other the amount determined to be so due upon such readjustment. If Seller is unable to furnish such prior reading, any reading subsequent to the Closing will be apportioned on a per diem basis from the date of such reading immediately prior thereto and Seller shall pay the proportionate charges due up to the date of Closing.

              14.2 Custom and Practice. Except as set forth in this Agreement, the customs of the State and County in which the Premises are located shall govern prorations.

              14.3 Application of Prorations. If such prorations result in a payment due Buyer, the cash payable at Closing shall be reduced by such sum. If such prorations result in a payment due Seller, the same shall be added to the Purchase Price and paid at Closing.

              14.4 Readjustments. The parties shall correct any errors in prorations as soon after the Closing as amounts are finally determined.

         15. BROKERS. Each party hereby represents and warrants to the other that it has not employed or retained any broker or finder in connection with the transactions contemplated by this Agreement other than Thomas J. Maher & Company pursuant to an Agreement dated as of October 15, 1997, to whom Buyer alone shall be responsible to pay such fee or commission as may be due and that neither has had any dealings with any other person or party which may entitle that person or party to a fee or commission. Each party shall indemnify the other of and from any claims for commissions by any person or party claiming such commission by or through the indemnifying party.

         16. ESCROW AGENT. The parties hereto have requested that the Deposit be held in escrow by the Escrow Agent to be applied at the Closing or prior thereto in accordance with this Agreement. The Escrow Agent will deliver the Deposit to Seller or to Buyer, as the case may be, under the following conditions:

              16.1 Payment to Seller. To Seller on the Closing Date upon the consummation of Closing;

              16.2 Notice of Dispute. If either Seller or Buyer believes that it is entitled to the Deposit or any part thereof, it shall make written demand therefor upon the Escrow Agent. The Escrow Agent shall promptly mail a copy thereof to the other party in the manner specified in Section 18.1 below. The other party shall have the right to object to the delivery of the Deposit by filing written notice of such objections with the Escrow Agent at any time within ten (10) days after the mailing of such copy to it in the manner specified in Section 18.1 below, but not thereafter. Such notice shall set forth the basis for objection to the delivery of the Deposit. Upon receipt of such notice, the Escrow Agent shall promptly deliver a copy thereof to the party who filed the written demand.

              16.3 Escrow Subject to Dispute. In the event the Escrow Agent shall have received the notice of objection provided for in 16.2 above of this Section, in the manner and within the time therein prescribed, the Escrow Agent shall continue to hold the Deposit until (i) the Escrow Agent receives written notice from both Seller and Buyer directing the disbursement of the Deposit in which case the Escrow Agent shall then disburse said Deposit in accordance with said direction, or (ii) litigation arises between Seller and Buyer, in which event the Escrow Agent shall deposit the Deposit with the Clerk of the Court in which said litigation is pending, or (iii) the Escrow Agent takes such affirmative steps as the Escrow Agent may, at the Escrow Agent's option elect in order to terminate the Escrow Agent's duties including, but not limited to, deposit in Court and an action for interpleader.

              16.4 Escrow Agent's Rights and Liabilities. Escrow Agent shall not be required to determine questions of fact or law, and may act upon any instrument or other writing believed by it in good faith to be genuine and to be signed and presented by the proper person, and shall not be liable in connection with the performance of any duties imposed upon Escrow Agent by the provisions of this Agreement, except for Escrow Agent's own willful default or gross negligence. Escrow Agent shall have no duties or responsibilities except those set forth herein. Escrow Agent shall not be bound by any modification of this Agreement, unless the same is in writing and signed by Buyer and Seller, and, if Escrow Agent's duties hereunder are affected, unless Escrow Agent shall have given prior written consent thereto. In the event that Escrow Agent shall be uncertain as to Escrow Agent's duties or rights hereunder, or shall receive instructions from Buyer or Seller which, in Escrow Agent's opinion, are in conflict with any of the provisions hereof, Escrow Agent shall be entitled to hold and apply the Deposit pursuant to Section 17.3, and may decline to take any other action.

         17.  GENERAL PROVISIONS.

              17.1 Notices. All notices or other communications required or permitted to be given under the terms of this Agreement shall be in writing, and shall be deemed effective when (i) sent by nationally-recognized overnight courier, (ii) facsimile with original following by regular mail, or (iii) deposited in the United States mail and sent by certified mail, postage prepaid, addressed as follows:

                   17.1.1    If to Buyer, addressed to:

                             Four Tower Bridge Associates
                             Four Oliver Tower Associates, Managing Partner c/o Oliver Tyrone Pulver Corporation
                             One Tower Bridge
                             100 West Front Street
                             West Conshohocken, PA  19428
                             FAX No. 610-834-2011

                        with a copy in each instance to:

                             David M. Scolnic, Esquire
                             Hangley, Aronchick, Segal & Pudlin
                             One Logan Square
                             Philadelphia, PA  19103
                             FAX No. 215-568-0300

                        and to:

                             Eric L. Stern, Esquire
                             Pepper, Hamilton & Scheetz, LLP
                             3000 Two Logan Square
                             Eighteenth and Arch Streets
                             Philadelphia, PA  19103-2799
                             FAX No. 215-981-4750

                   17.1.2    If to Seller, addressed to:

                             Provident Mutual Life Insurance Company
                             1205 Westlakes Drive, Suite 270
                             Berwyn, PA  19312-2405
                             Attention:  Craig L. Snyder, Vice President,
                             Mortgage Loans and Real Estate
                             FAX No. 610-407-1036

                        and to:

                             TB Land Associates Limited Partnership
                             c/o The Hillman Company
                             1900 Grant Building
                             Pittsburgh, PA  15219
                             Attention:     Bartley J. Rahuba, Vice President
                             FAX No. 412-338-3644

                        and to:

                             Tower Bridge Land Holding Associates I
                             c/o Oliver Tyrone Pulver Corporation
                             One Tower Bridge, Suite 900
                             West Conshohocken, PA  19425
                             FAX No. 610-831-2011

                        with a copy in each instance to:

                             Clifford H. Swain, Esquire
                             Drinker Biddle & Reath LLP
                             1345 Chestnut Street, 11th Floor
                             Philadelphia, PA  19107
                             FAX No. 215-988-2757

                        and to:

                             Marian Faye Dietrich, Esquire
                             The Hillman Company
                             1900 Grant Building
                             Pittsburgh, Pennsylvania  15219
                             FAX No. 412-338-3644

                        If to Escrow Agent, addressed to:

                             Lawyers Title Corporation
                             Two Penn Center Plaza, Suite 1230
                             Philadelphia, PA  19102
                             Attention:  Alan D. Keiser, Esquire
                             FAX No. 215-665-3430

or to such-other address or addresses and to the attention of such other person or persons as any of the parties may notify the other in accordance with the provisions of this Agreement.

              17.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

              17.3 Entire Agreement. All Exhibits attached to this Agreement are incorporated herein and made a part hereof. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior negotiations, understandings and agreements of any nature whatsoever with respect to the subject matter hereof. This Agreement may not be modified or amended other than by an agreement in writing. The captions included in this Agreement are for convenience only and in no way define, describe or limit the scope or intent of the terms of this Agreement.

              17.4 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

              17.5 Tender. Tender of Deed by Seller and of the Purchase Price by Buyer, are hereby mutually waived.

              17.6 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

              17.7 Further Instruments. Seller will, whenever and as often as it shall be reasonably request so to do by Buyer, and Buyer will, whenever and as often as it shall be reasonably requested so to do by Seller, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments, correction instruments and all other instruments and documents as may be reasonably necessary in order to complete the transaction provided for in this Agreement and to carry out the intent and purposes of this Agreement. All such instruments and documents shall be satisfactory to the respective attorneys for Buyer and Seller. The provisions of this Section shall survive the Closing and shall be subject to all of the terms, conditions and provisions of this Agreement.

              17.8 Time. Time is of the essence. In the event the last day permitted for the performance of any act required or permitted under this Agreement falls on a Saturday, Sunday, or legal holiday of the United States or the Commonwealth of Pennsylvania, the time for such performance will be extended to the next succeeding business day. Time periods under this Agreement will exclude the first day and include the last day of such time period.

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              17.9 Designation of Nominee; Assignment of Agreement.  Buyer
shall have the right to designate one or more of its subsidiaries or affiliate entities to acquire title to the Premises hereunder.

              17.10 Time for Acceptance. This Agreement shall constitute an offer to buy or sell the Property, as case may be, on the terms herein set forth only when executed by the Seller or Buyer. This Agreement may be accepted by the party receiving such executed Agreement only by executing this Agreement and delivering an original signed copy hereof to the Escrow Agent and an originally signed copy hereof to the other party hereto within five (5) business days after such receipt. Failure to accept in the manner and within the time specified shall constitute a rejection and termination of such officer.

              17.11 Confidentiality. Each of the parties hereto covenants and agrees to hold the nature and content of this Agreement, including without limitation, the Purchase Price contained herein, in strict confidence, and other than disclosure deemed necessary or appropriate by Buyer to comply with applicable regulations of the Securities and Exchange Commission, and except as may be necessary to comply with this Agreement, neither party shall disclose the nature, content or the Purchase Price of this Agreement without the express written consent of the other party.

         18.  EXCULPATION.

              No recourse shall be had for any obligation of Brandywine Realty Trust under this Agreement or under any document executed in connection herewith or pursuant hereto, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, officer or employee of Brandywine Realty Trust, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by the Seller and all parties claiming by, through or under Seller.

         19.  PROPERTY "AS-IS".

              19.1 No Side Agreements or Representations. No person acting on behalf of Seller, including without limitation, any partner or officer or employee of any partner of Seller, is authorized to make, and by execution hereof, Buyer acknowledges that no person has made any representation, agreement, statement, warranty, guarantee or promise, express or implied, regarding the Property or the transaction contemplated herein or the zoning, construction, physical condition, fitness for use, title or any other matter or status of the Property except as may be expressly set forth in this Agreement. No representation, warranty, agreement, statement, guarantee or promise, if any, made by any person acting on behalf of Seller which is not contained in this Agreement will be valid or binding on Seller, and Buyer disclaims the right to rely thereon.

              19.2 AS-IS PURCHASE.  BUYER REPRESENTS AND WARRANTS TO SELLER
THAT BUYER HAS INDEPENDENTLY AND PERSONALLY INSPECTED OR, PRIOR TO THE EXPIRATION OF THE INSPECTION PERIOD, WILL INSPECT THE PROPERTY AND IMPROVEMENTS, IF ANY, AND THAT BUYER HAS ENTERED INTO THIS AGREEMENT BASED UPON SUCH PERSONAL EXAMINATION AND INSPECTION OR THE RIGHT THERETO. BUYER AGREES THAT UNLESS THIS AGREEMENT IS TERMINATED AS PROVIDED HEREIN, BUYER WILL ACCEPT THE PROPERTY, AT CLOSING, IN ITS THEN CONDITION AS-IS AND WITH ALL FAULTS, INCLUDING WITHOUT LIMITATION, THOSE FAULTS AND CONDITIONS SPECIFICALLY REFERENCED IN THIS AGREEMENT. THE PURCHASE PRICE HAS BEEN NEGOTIATED WITH THE MUTUAL UNDERSTANDING THAT BUYER IS PURCHASING THE PROPERTY AS-IS AND THAT BUYER'S COSTS ASSOCIATED WITH DEVELOPMENT, OPERATION AND

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

MANAGEMENT OF THE PROPERTY ARE UNCERTAIN. IT IS NOT CONTEMPLATED THAT THE PURCHASE PRICE WILL BE INCREASED IF THESE COSTS PROVE TO BE LESS THAN EXPECTED NOR WILL THE PURCHASE PRICE BE REDUCED IF BUYER'S PLAN LEADS TO HIGHER COST PROJECTIONS. EXCEPT AS PROVIDED HEREIN, THE SOLE REMEDY OF BUYER, IF BUYER IS NOT SATISFIED WITH ANY ASPECT OF THE PROPERTY, WILL BE TO TERMINATE THIS AGREEMENT AS PROVIDED HEREIN PRIOR TO THE END OF THE INSPECTION PERIOD. IF ANY CONDITION PRECEDENT TO CLOSING IS NOT SATISFIED, BUYER'S SOLE REMEDY IS TO TERMINATE THIS AGREEMENT AND RECEIVE THE RETURN OF THE DEPOSIT.

              19.3 Buyer Representations. Without limiting any other representations or warranties by Buyer hereunder, Buyer represents and warrants that, except as expressly set forth in this Agreement, (i) Buyer is a sophisticated purchaser of commercial real estate and is relying solely upon Buyer's inspection, investigation, and personal knowledge of the entire Property; (ii) Seller and Seller's agents have made no representations, warranties or other agreements concerning matters relating to the Property, including without limitation, the physical and environmental condition of the Property, except as otherwise expressly stated in this Agreement; (iii) Seller and Seller's agents have made no agreement or promise to repair, alter or improve the Property; and (iv) Buyer takes and acquires the Property in its present condition, "WHERE IS" and "AS IS" and without representations or warranties of any kind (except as expressly set forth in this Agreement).

         20.  HAZARDOUS SUBSTANCES

              20.1 Definitions. For the purposes of this Agreement, the following terms have the following meanings:

                   (a) "Environmental Law" means any federal, state or local law, statute, ordinance or regulation pertaining to health, industrial hygiene or the environment including, without limitation CERCLA (Comprehensive Environmental Response, Compensation and Liability Act of 1980) and RCRA (Resources Conservation and Recovery Act of 1976).

                   (b) "Hazardous Substance" means any substance, material or waste which is or becomes designated, classified or regulated as being "toxic" or "hazardous" or a "pollutant" or which is or becomes similarly designated, classified or regulated, under any Environmental Law, including asbestos, petroleum and petroleum products.

                   (c) "Environmental Assessment" means an environmental assessment, review or testing of the Property delivered to Buyer by Seller, performed by Buyer or performed by any third party or consultant engaged by Buyer to conduct such assessment, review or study.

              20.2 Seller Environmental Assessments. Buyer acknowledges and agrees that Seller has delivered to Buyer or Buyer's agents or representatives the Environmental Assessments related to the Property referred to in the letter dated April 9, 1997 from Stephen D. Krisko of Oliver Tyrone Pulver Corporation addressed to Charles S. Phillips at McLaren Hart, Buyer's consultant, attached hereto as Schedule 20.2. To the knowledge of Seller (as defined in Section 5 above) there exist no other Environmental Assessments obtained by Seller.

              20.3 Notices Regarding Hazardous Substances. To the knowledge of Seller, except as are disclosed in the Environmental Assessments, there has been no release of a Hazardous Substance

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

from, on or under the Property, nor does Seller have knowledge of any threatened or pending investigation pertaining to any release of a Hazardous Substance from, on or under the Property. During the term of this Agreement, Seller will promptly notify Buyer if Seller obtains knowledge that any release of a Hazardous Substance from, on or underneath the Property (other than any Hazardous Substance releases already disclosed in the Environmental Assessments) or that Seller or the Property may be subject to any threatened or pending investigation by any governmental agency under any law, regulation or ordinance pertaining to any Hazardous Substance.

              20.4 Indemnity and Release as to Third Party Claims.

                   (a) If there are any third party claims against Seller which arise after Closing on account of any release of any Hazardous Substance from, on or under the Property first occurring after Closing, Buyer will indemnify, defend (by counsel reasonably acceptable to Seller), protect and hold Seller harmless from and against any and all claims, liabilities, penalties, forfeitures, losses or expenses (including reasonable attorneys' and experts' fees and expenses) arising therefrom.

                   (b) As used in this Section 20.4, "third party claims" are defined as any claims or rights of recovery by any person or entity (including governmental agencies):

                      (i) which result from injury, damage or loss to or of any person or property; or

                     (ii)    for cost recovery, removal or remedial action.

                        Third party claims will also include any costs paid or payable by either party for damage, loss, injury, investigation, removal, remediation or other liability in response to any third party claim or in anticipation of any enforcement or remedial action undertaken or threatened by any government agency or private party.

                   (c) Seller will not be liable to Buyer under this Agreement, and Buyer hereby (i) releases Seller from any and all liability under any federal, state or local law pertaining to or concerning Hazardous Substances, (ii) covenants not to sue or join Seller in any proceeding in which Buyer is named as a defendant or responsible party and (iii) indemnifies Seller from and against any third party claims which are attributable to any environmental condition which:

                      (i) was specifically described in any Environmental Assessment delivered to or obtained by Buyer prior to Closing; or

                     (ii) existed on the Premises prior to Seller's acquisition of the Premises, or were created or discovered during Seller's period of ownership of the Premises and disclosed to Buyer in writing prior to Closing; or

                    (iii) was otherwise disclosed by Seller to Buyer or discovered by Buyer at any time prior to Closing.

                   (d) The provisions of this Subparagraph 20.4 will survive Closing hereunder; however, all indemnity obligations shall lapse following the sale of the Property by Buyer (or such other party to which title of the Property is transferred at Closing) to an unaffiliated third party.

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

         21. TEMPORARY CONSTRUCTION EASEMENT. At Closing, the partners of Seller shall cause TBLHAII to grant a temporary easement over not more than one
(1) acre of the land owned by TBLHAII to be used as a staging area for the construction of a building on the Premises. Such easement shall be prepared by counsel to Buyer, shall be in form and substance satisfactory to Seller and Seller's counsel and shall provide inter alia that, at Seller's Option, the location of such temporary easement shall be relocated to an alternative site on the land owned by TBLHAII if the initial location thereof is required by TBLHAII, or a subsequent owner for a different purpose.

         22. CONSENT OF PARTNERS. By their execution of this Agreement by the General Partners of Seller, each of such General Partners hereby consent to the sale of the Property upon the terms and conditions set forth herein as this Agreement may hereafter be amended in a writing signed by all such General Partners and such General Partners hereby waive any and all rights which any of them may have under Seller's Agreement of Limited Partnership, as amended, or otherwise to purchase the Property or any part thereof.

         23.  Intentionally omitted.

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

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

              FOUR TOWER BRIDGE ASSOCIATES, a Pennsylvania limited partnership By Four Oliver Tower Limited Partnership, Managing General Partner By Four Oliver Tower Corporation, General Partner



              By /s/ Donald W. Pulver
                 ----------------------------------------------
              Name:     Donald W. Pulver
              Title:    President


              TOWER BRIDGE LAND HOLDING ASSOCIATES I, a Pennsylvania limited partnership
              By Oliver Tower Land Holding Associates, General Partner
              By Oliver Tyrone Pulver Corporation, General Partner



              By /s/ Donald W. Pulver
                 ----------------------------------------------
              Name:     Donald W. Pulver
              Title:    Donald W. Pulver

              By Provestco, Inc., General Partner

              By /s/ Craig L. Snyder
                 ----------------------------------------------
              Name:     Craig L. Snyder
              Title:    President

              By TB Land Associates Limited Partnership, General Partner By TB Land Company

              By /s/ Darlene Clarke
                 ----------------------------------------------
              Name:     Darlene Clarke
              Title:    Vice President



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